QuickLinks -- Click here to rapidly navigate through this document

Inverness Medical Innovations
Moderator: Doug Guarino
July 31, 2003
10:00 a.m. EST

        OPERATOR: Good morning, ladies and gentlemen, and welcome to your Inverness Medical Innovations Second Quarter Earnings Conference Call. At this time, all parties have been placed on a listen-only mode and the floor will be open for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host and Director of Corporate Relations, Mr. Doug Guarino. Sir, the floor is yours.

        DOUG GUARINO, DIRECTOR OF CORPORATE RELATIONS, INVERNESS MEDICAL INNOVATIONS: Thank you, Dante (ph). Good morning and welcome to the Inverness Medical Innovations Conference Call to discuss second quarter results for the quarter ending June 30, 2003. We are joined today by Ron Zwanziger, our Chairman and CEO, and Duane James, VP Finance. Before we get to that discussion, though, I would first like to draw your attention to the fact that certain matters discussed in this conference call will constitute forward looking statements within the meaning of the U.S. Security laws. These statements reflect our current view with respect to the future events or financial performance and are based on management's current assumption and information currently available. Actual results in the timing of certain events could differ materially from those projected or contemplated by the forward looking statements due to a number of factors, including demand for our products, conditions in the financial market, including our ability to obtain financing or satisfactory terms, fluctuations and interest rates and foreign currency exchange rate, operational integration associated with past, pending or any future acquisition transactions and other risks generally associated with such transactions, including the ability to satisfy closing conditions for a transaction announced earlier today, potential market acceptance of the company's current and future product offering, the intensely competitive environment in our chosen markets, which could reduce our market share, limit our ability to increase market share or reduce our operating margins on product sales, the efficacy and safety of products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, manufacturing and shipping problems or delays and the risks that we may be unable to meet projected demand for products, the ability of the company to successfully develop and commercialize products, the effective pending and future legal proceedings, including the cost thereof on the company's financial performance and product offering, and the other risks and uncertainties described in the company's reports filed from time to time with the SEC under the Securities and Exchange Act of 1934, including, without limitation, the company's form 10-K for the year ended December 31, 2002. Company undertakes no obligation to update forward looking statements. With that, let me turn the call over to Inverness Medical Chairman and CEO, Ron Zwanziger. Ron.

        RON ZWANZIGER, CHAIRMAN, CHIEF EXECUTIVE OFFICER, INVERNESS MEDICAL INNOVATIONS: Thanks, Doug. Good morning, everyone, and thank you for joining us. Today we'll be discussing our financial performance during the second quarter. Operationally we continue to do well, while at the same time we have accelerated our investment in the R&D that we feel will drive our future growth. During my concluding remarks, I will touch upon our planned acquisition of Applied Biotech, which was announced today. Now I would like to turn the call over to our Vice President of Finance, Duane James to take us through the reported numbers before I wrap up and take your questions. OK, Duane.

        DUANE JAMES, VICE PRESIDENT OF FINANCE, INVERNESS MEDICAL INNOVATIONS: Thanks, Ron. Net revenues for the second quarter of 2003 were $65.7 million, up 27 percent compared to the $51.7 million in the second quarter of 2002. Likewise, net revenues for the six months as of June 30, 2003, was $130.5 million, up 47 percent as compared to the 89 million for the same period in 2002. Majority of the revenue increase were due to the revenues contributed by Wampole Laboratories and special diagnostics products that we acquired on September 20, 2002. In addition, the increase for the six month period ended June 30, 2003 resulted from the revenues contributed by IVC Industries, the nutritional supplement and vitamin business that we acquired on March 19, 2002.

        Under a patent infringement settlement, we also received $1.2 million in royalty income during the second quarter of 2003. Because the settlement was for past royalties, we record this amount in other income rather than revenue line.

        Additionally, net sales of our pregnancy and fertility products have been a major contributor to our growth. Sales of our women's healthcare diagnostic products were $3.9 million or 15 percent higher in the second quarter of 2003, as compared to the second quarter of 2002, due in part to initial shipments of our Clearblue digital pregnancy tests to a number of major retailers in the United States at the end of the second quarter. Likewise, sales of our women's healthcare diagnostic products were $9.9 million dollars, 20 percent higher for the six months ended June 30, 2003, as compared to the same period in 2002.

        Approximately 74 percent of our net product sales in the second quarter of 2003, and the six months ended June 30, 2003, related to our consumer products, while the other 26 percent went to professional diagnostics products. Gross margin on net product sales was 43 percent in the second quarter of 2003 compared to 40 percent in the second quarter of 2002 and 45 percent the first quarter of 2003. Change in growth margin on our net product sales in the second quarter of 2003 related—relative to the first quarter of 2003, was influenced by the product mix and certain one time sales incentives associated with the launch of our Clearblue digital pregnancy test in the United States. We expect our growth margins and our net product sales for the second half of the year to improve slightly.

        Research and development expense for the second quarter of 2003 was $6 million or nine percent of net revenues. The increase in profits from our operations have allowed us to accelerate the investment of our R&D program, and we intend to change allocate significant resources to these programs. We now expect R&D expense to be about eight to nine percent of net revenues in the second half of 2003.

        Selling, general administrative expenses were $20.2 million in the second quarter 2003, compared to $16 million in the second quarter of 2002, just up slightly from $19.9 million in the first quarter of 2003. The SG&A expenses were 31 percent of net revenues during the second quarter of 2003, which is consistent with the second quarter of 2002 and the first quarter of 2003. Legal expenses were again high during the second quarter as we continue to enforce our intellectual property. We feel that our intellectual property is a significant strength for us and it ultimately lead to our supply agreement with Pfizer. We expect that legal costs will remain high during the balance of 2003 as we pursue other companies we believe are infringing on intellectual property.

        In terms of the balance sheet, cash at the end of the second quarter was $25 million. Debt was reduced by $1.7 million during the quarter, despite assuming debt of 800 thousand upon the acquisition of Ostex International on June 30. Now, with that, let me turn the call back over to Ron.

        RON ZWANZIGER: Thanks, Duane. We're happy to report increasing sales and profitability through the second quarter of 2003 as compared to the same period last year. Of course, the highlight of the second quarter is the early shipment of our Clearblue digital pregnancy test into the U.S. market. Not only is this the first product of its type sold anywhere in the world, it is the first major product launch for our new company. It shows what can be achieved with a dedicated focus on marketing and in manufacturing. Shipments have already been made to CVS, Walgreen's, and others are underway. This product is already in some stores and we expect most stores to have this product on their shelves by the end of the third quarter.

        National advertising will commence towards the end of this quarter as well and we plan to commit additional resources to this effort through the end of the year. We're planning to launch this product in additional countries shortly. Today we announced our intention to acquire the Applied Biotech unit of Apogent Technologies. This acquisition will provide our point of care products—expand our point of care products offering and we expect it will provide us the opportunity to leverage the distribution capabilities of our Wampole Laboratories unit. Also, this proposed acquisition further validates our intellectual property position and strategy. We expect to close this transaction in August 2003.

        On a final note, I would just like to say how pleased we are that Chris Lindop will be joining the company as our chief financial officer during the third quarter. He brings a wealth of experience and knowledge of the industry and finance in general. Now we would be happy to take your questions. Operator, if you could prepare for the questions, please.

        OPERATOR: Thank you very much, sir. The floor is now open for questions. If you do have a question or a comment at this time, please press one followed by four on your touch-tone phone. If at any point your questions is answered, you may remove yourself by pressing the pound key. Again, ladies and gentlemen, please press one followed by four on your touch-tone phone at this time. Our first question is coming from John Putnum of Belmont Harbor Capital.

        JOHN PUTNUM, BELMONT HARBOR CAPITAL: In our next quarter, (INAUDIBLE), I wondered if you could elaborate on the acquisition, tell us a little bit more about the products that this company sells and perhaps touch on revenue levels.

        RON ZWANZIGER: Sure. Well, first, the kind of products it sells are pregnancy testing and particularly—both into the professional market. It has a strep product. It has a variety of substance abuse products. It also has relationships with a couple of major corporations, so it has a reasonably wide spread of products. Its revenues—I think we expect continuing revenues from this operation to perhaps be a little over $20 million. There are probably some revenues we'll lose on account to who is currently buying, but I think continuing revenues are about $20 million, maybe a tad higher.

        JOHN PUTNUM: And the profitability of the business?

        RON ZWANZIGER: It is profitable. I guess we're paying roughly maybe around five times EBITDA, four and a half depending on what you believe the profitability is around four and a half to five times EBITDA, so—which we think is fairly attractive price. The company should be accretive, but I expect it will add—be accretive as early as the first quarter of next year.

        JOHN PUTNUM: Thanks very much.

        OPERATOR: Thank you. Our next question is coming from Kevin Kutler of the Galleon Group.

        KEVIN KUTLER, GALLEON GROUP: Good morning. Good quarter. The revenues came in a couple million light relative to, I guess, one of the analysts on the streets. Is that related to the Ostex acquisition closing?

        RON ZWANZIGER: Yes, actually. I think there is one estimate on the street, which had us closing Ostex at the beginning of the quarter and, of course, we closed it on the last day of the quarter, there exactly the flip side and I think that accounts for maybe a million and a half or a million and six of the difference.

        KEVIN KUTLER: Got you. OK. And just—could you just review the—maybe Duane can review the cash flow—the cash flow number for the quarter, and then also this Pfizer payment. What should we be expecting, because I don't think the numbers on the street reflect anything relating to the Pfizer agreement and so can you just comment on that. And maybe, actually Ron, if you could comment on just how the patent strategy is playing out. And I know you making this acquisition, can you just give a little background on how, I guess, this company decided to sell this business, given the patent, and what does that mean for, you know, the other litigation that is going on out there. What else—what other type of transactions could we see in the future?

        RON ZWANZIGER: Right. Well, that was three questions in there, Kevin. There was the one about generated cash flow and one about Pfizer and the implications on Pfizer and one about the patent strategy. Duane, why don't you give some color on the cash flow issues in the quarter.

        DUANE JAMES: Yes. Free cash flow for the second quarter was $7 million, EBITDA was 7.4 million.

        KEVIN KUTLER: OK.

        RON ZWANZIGER: In relation to Pfizer, I mean, I think—I'm not sure what you want me to add to that. We have indicated that we anticipate accretion and we gave the amount in the last conference call. I think...

        KEVIN KUTLER: I guess you've boosted up R&D this quarter. It looks like you're using the profitability from the Pfizer payments to do that. Is that something we can continue to expect, a little less operating income, but more—but just offset by the increase royalty as you kind of forward spend on your R&D to get more products in the pipeline?

        RON ZWANZIGER: Well, that's really rather difficult to answer. We are increasing R&D and we are keeping our eyes on steady growth in EPS into next year and we will be careful to watch that to make sure that we, as much as we are able to, to make sure that we have that growth and will control R&D accordingly. Having said that, we have a number of programs in cardiology, which are coming along rather well, and we are fairly impatient and may well put some more R&D into those programs, nonetheless keeping an eye on the net income for the next year.

        KEVIN KUTLER: Right. So, yes, so basically the Pfizer payments allow you, you know, give you cushion to basically maybe spend a little more R&D a month so you continue to maintain your EPS estimate.

        RON ZWANZIGER: Yes, but don't forget, we've already said that we're taking a lot of the Pfizer net income into the bottom line because we have said that we expect the 20 to 25 percent increase in EPS. I mean, we are taking that...

        KEVIN KUTLER: Yes.

        RON ZWANZIGER: ... Pfizer settlement to net income.

        KEVIN KUTLER: Right. And then just on the—now just talk about the acquisition and just—can you just give us a little more clarity on...

        RON ZWANZIGER: Well, you asked about the patent strategy.

        KEVIN KUTLER: Yes.

        RON ZWANZIGER: Clearly we are being very aggressive enforcing our intellectual properties. There's just a hoard of companies out there which we believe infringe our intellectual property both in the United States and Europe, Australia, Japan and elsewhere and have quite a number of suits, both some which we've inherited from Unilever when we bought Unipath from them as well as quite a number that we've initiated ourselves. This particular acquisition is interesting in that we've never directly had litigation with Apogent, although they were a supplier to Pfizer when we got an injunction on the first—on the first Pfizer product, as you might have surmised. And the practical reality is that almost the entire rest of their line was manufactured in the same way as the product on which they were earlier supplying to Pfizer. So as a practical matter, this acquisition at what we consider to be a relatively attractive price, is really a function of our intellectual property portfolio.

        As to your comment about what else can we expect, you know, we've now had two outcomes relating to intellectual property, one Pfizer, one this one. They both ended up taking different forms and we have to look at each situation out there, of which there's a number, and evaluate each one and as a practical matter there will be a different outcome to each one. It's a little hard to predict. I think it's safe to say that we will remain aggressive in enforcing our IP. Duane mentioned that, you know, that the expenditure levels on it will remain high, but that's deliberate, we believe there's a number of opportunities for us to enforce our IP, which should ultimately be accretive to our shareholders, and we'll continue to go that way.

        KEVIN KUTLER: Ron, one last thing, the EPS guidance—or with the Pfizer announcement in the press—I think you said 20 to 25 cents accretive...

        RON ZWANZIGER: Yes.

        KEVIN KUTLER: ... in "04?

        RON ZWANZIGER: Yes.

        KEVIN KUTLER: So I guess it's an estimate up there around 105 for "04. Is that including that or not including that?

        RON ZWANZIGER: Well, I don't have them in front of me and I know they're not our estimates, but I think there were estimates in the one to 110 range, I think out there. I don't really remember what they were. They are not our estimates, but we've seen them out there. I think they did include that.

        KEVIN KUTLER: They included it.

        RON ZWANZIGER: I think they did, yes.

        OPERATOR: Thank you. Our next question is coming from Ron Crystal (ph) of Brand Point Capital Management.

        RON CRYSTAL (ph), BRAND POINT (ph) CAPITAL MANAGEMENT: Hi, congratulations. Nice quarter.

        RON ZWANZIGER: Thank you.

        RON CRYSTAL (ph): Duane, could you give me the number—I missed it when you went over it—on terms of the growth in the women's diagnostic year over year in the second quarter?

        DUANE JAMES: The second quarter is 3.9 million, or 15 percent higher than the second quarter of 2002.

        RON CRYSTAL (ph): OK. And Clearblue...

        DUANE JAMES: (INAUDIBLE).

        RON CRYSTAL (ph): Clearblue started chipping in the month of June or...

        DUANE JAMES: Excuse me?

        RON CRYSTAL (ph): Clearblue you started recognizing revenue in the month of June?

        DUANE JAMES: Yes, in the second half of June.

        RON CRYSTAL (ph): OK.

        RON ZWANZIGER: Actually I'll add something. What's interesting about the growth that we're experiencing in women's health is that we experienced the 3.9 million growth and then the—I think it was the last conference call we pointed out that we had ourselves started seeing significant growth in the women's health business as a response to some of our sales and marketing campaigns, but that that may not have been apparent to shareholders and we got a number of phone calls asking us for clarification of it, which of course we didn't do, but at this point, the 3.9 breaks down into 2.3 million of natural growth as a result of previous marketing programs and 1.6 million in terms of initial shipments on the digital pregnancy tests, so even absent the digital pregnancy tests, we're already the underlying—the rest of the products themselves are already growing and interestingly they are growing faster as a result of some of the marketing programs we have in place in different countries faster than the markets anyway. Next question?

        OPERATOR: Thank you. Our next question is coming from Bob Yedid (ph) of Principled (ph) Capital.

        BOB YEDID, PRINCIPLED (ph) CAPITAL: Thank you. Thank you for taking my call. And Ron, congratulations on a great quarter to you and your team. Back on the Apogent acquisition, you said that part of this business is professional. It sounds like part of it was consumer. Can you just clarify that for us?

        RON ZWANZIGER: Well, the vast majority is professional.

        BOB YEDID: So that's over 80 percent. OK.

        RON ZWANZIGER: Yes. I think so. Yes.

        BOB YEDID: OK. And what type of—was there any sort of intellectual property that you picked up as a result of—additional patents that you picked up as a result of this acquisition?

        RON ZWANZIGER: No. We didn't pick up any intellectual property in the conventional sense of the word for IP, what have you, although they do have some interesting know how. But no, we did not pick up IP. And just to clarify your previous call, they—virtually all their sales are professional except a supply arrangement with another major corporation which is retail oriented.

        BOB YEDID: Got you. And did you say that there might be one piece of business as part of that. The other might go away post...

        RON ZWANZIGER: Yes. I didn't specify which, but there may be a—we may—we may—we may lose some of the revenue. There's a possibility we might lose some of the revenues, but our estimate is the continuing revenues will be around 20 million.

        BOB YEDID: Great. And in terms of—I realize you want to continue to protect your intellectual property. We've look down into the SG&A. Can you tell us how much was legal, pending on legal for the past quarter?

        RON ZWANZIGER: Oh, I don't have that number at my fingertips. Duane, do you happen to have that number at your fingertips?

        DUANE JAMES: ... expense the second quarter was $2.3 million.

        BOB YEDID: That's helpful. Thank you. And the last question, Ron, was, you know, congratulations on the launch of the digital pregnancy test. I guess the question is how will the—you had talked about, I think in past calls, in total of, I think, four products that you would launch between now and the end, I think, of 04. I was wondering how the other, you know, launches look relative to your prior discussion, especially—I think there was digital ovulation tests and the prothrombin test and I guess there is probably one other...

        RON ZWANZIGER: Actually, all the products are—we are pretty comfortable with the timing that we've given previously. I mean, you've got the strep and the digital ovulation. We said that we expect them both in the first half of next year and the prothrombin in the second half and I think we're pretty comfortable about those. You know, we have been wildly thrilled that the digital came in well ahead of plan. I think the performance of our Unipath operation was just superb.

        BOB YEDID: That's great to hear. OK. Thank you very much for your time.

        RON ZWANZIGER: Okey-doke.

        OPERATOR: Thank you. Our next question is coming from Lisa Zeller (ph) of Trust Company of the West.

        LISA ZELLER (ph), TRUST COMPANY OF THE WEST: Hi gentlemen. Ron, I just wanted to understand a little bit better your distribution strategy. You bought Applied Biotech and they are primarily going to the professional market. Is the logic to get another channel in buying this company or is it the product primarily?

        RON ZWANZIGER: Well, we had previously bought in September of last year had bought Wampole, which had a professional distribution in the States and this expands on that. And our approach, because we're very strong in retail distribution, both in the United States and most of northern Europe, what we're missing is strength in distribution to the professional market and the reason we're building that, and frankly we've taken advantage of our IP situation to help us do that, is because the cardiology products which we have coming require professional distribution and we really don't want to share the gross margin, which is very attractive, with a distributor, so for example, Wampole, which we bought last year, we would have used—Wampole was the distributor of some of our professional products in the states under a distribution agreement that was entity previously with Unilever and so that way we backward integrated it providing our own and we want to continue to strengthen that so that we can harbor the gross margin as we launch the cardiology products, the first of which indirectly is the prothrombin test due out next year.

        LISA ZELLER (ph): And in terms of where you expect to be, say, in the fourth quarter of this year, what percent of your sales would be retail and what percent would be professional?

        RON ZWANZIGER: Duane, can you—Duane, can you give those numbers roughly, the rough breakdown? Duane? We seem to have lost Duane. Duane is actually on holiday in Galway somewhere.

        DUANE JAMES: Ron, I was looking for the number. It basically is about, probably with the ABI in there, we'll probably be a little over 30 percent for the year for the professional diagnostic side.

        LISA ZELLER (ph): Terrific.

        RON ZWANZIGER: Roughly 70/30, Lisa.

        LISA ZELLER (ph): Thanks so much.

        RON ZWANZIGER: OK.

        OPERATOR: Again, ladies and gentlemen, if you do have any further questions or comments, please press one followed by four on your touch-tone phone. Our next question is coming from Chris Mancini (ph) of Satellite Asset Management.

        CHRIS MANCINI (ph), SATELLITE ASSET MANAGEMENT: Just with regards to the R&D program going forward, does that nine percent of revenue—does that include R&D that is going to be inherited, I guess, from Ostex? Because I think that they had around $2 million in R&D during their last year.

        RON ZWANZIGER: Yes. That is a consolidated—that is a consolidated number group wide. Yes.

        CHRIS MANCINI (ph): OK. So then, I mean, I guess the issue is they are going to be only adding around one and a half million in revenue and then—so OK, it's a consolidated number here.

        RON ZWANZIGER: It's a consolidated number. Don't forget, Chris, that's an interesting observation. We were working in closely related area to what Ostex was already doing in R&D.

        CHRIS MANCINI (ph): OK. OK. And so then with regards to, I guess, Ostex products specifically, do you see any benefit, I guess, from being able to—being able to distribute it through this new acquisitions distribution system or just with regard—because you've spoken about cardio and the strep and what not, but with regards to the...

        RON ZWANZIGER: Oh, clearly. The product—the professional side of the Ostex product is already being—we're in, as we speak, being transferred into Wampole.

        CHRIS MANCINI (ph): OK.

        RON ZWANZIGER: And the retail side of the Ostex is upon us that we're also working to the Ostex one and to radically change it over time and that will be obviously marketed by our retail unit.

        CHRIS MANCINI (ph): OK. Just with regard to the digital test, with regard to advertising that you're going to have to—you said you're going to start a national advertising campaign...

        RON ZWANZIGER: Yes.

        CHRIS MANCINI (ph): What type of campaign is that going to be? Is it going to be in the print media? Is it going to be over broadcast air, and can you give some estimates as to how much you think that may cost?

        RON ZWANZIGER: Well, I mean, it's going to start in September and it will have a number of different—it will have a number of different elements to it, you know, and you'll see that soon enough. I don't have—I don't really have the numbers at my fingertip of how much it's going to cost, although it will probably cost—it's probably going to cost us more than we originally intended to spend and that is primarily because we're feeling really pretty good about it and we think we might be able to be a bit more aggressive in the early stage than we had planned to be before, but I actually don't have the numbers in my hand.

        CHRIS MANCINI (ph): OK. Have you seen, I guess, a switch from—have you seen, I guess, fewer sales within your other types of non-digital tests? Have you seen, I guess, the digital test taking share within the pregnancy test market?

        RON ZWANZIGER: Oh, I mean, we haven't seen anything at the moment. I mean, it's only barely hitting the—it's only barely hitting the shelves.

        CHRIS MANCINI (ph): OK.

        RON ZWANZIGER: And advertising hasn't started. Even our PR campaign hasn't started yet, you know, we don't want to start with the ad campaign too early before it's on the majority of shelves and we don't want consumers going in and not having the product and the distribution should be—we should get pretty substantial distribution by early in September, which is when we plan to—when all the marketing is to hit. That's way—it's way premature. We would like to know where that's stacking up, but I know that there's obviously no information at all.

        CHRIS MANCINI (ph): OK. And just, were there any Pfizer royalty payments in the revenue number for this quarter?

        RON ZWANZIGER: I don't think there were any, actually. Duane, help me out.

        DUANE JAMES: Well, no, I...

        RON ZWANZIGER: What was that, Duane?

        DUANE JAMES: There were no Pfizer royalty payments in that.

        CHRIS MANCINI (ph): OK. Do we expect to get any before we start, you know, the supply agreement for e.p.t.?

        RON ZWANZIGER: Oh, sure.

        CHRIS MANCINI (ph): OK. And that will come in within the next couple quarters of this year?

        RON ZWANZIGER: Yes. There may be some in the—there may be some in the third quarter.

        CHRIS MANCINI (ph): OK. Thanks.

        RON ZWANZIGER: Sure.

        OPERATOR: Thank you. Our next question is coming from Nat Kellogg (ph) of Brate (ph) Specialized Firm.

        NAT KELLOG (ph), BRATE (ph) SPECIALIZED FIRM: Good morning, guys. Just a couple of quick questions. I guess you're talking about the Clearblue product. What are you guys looking at as sort of a time frame for a wrap up there and what sort of eventual market share do you expect it to take say a year or two or three years out? And then if you'd remind me what the price point is on that product. And then lastly, just a quick question, what sort of debt and interest payments going to look like sort of come year end.

        RON ZWANZIGER: Right. Well, those were—those were really three different questions. I mean, as far as the price point, that's up to the retailer to set it, but initially we've seen it the single being around $2 higher than the top of the line products at the moment. That seems relatively reasonable. As to what market share we'll have, we're already going to be fairly aggressive. We think it will expand our market share, but I think to predict market share is a very difficult and risky thing to do, so I'd rather not go there. In terms of debt, I mean, debt is steadily going down as we continue to sort of make regular debt repayment, although our debt is a practical matter when we close Apogent it will have gone up slightly, although as the ratio to EBIDTA and the other financial measures, the practical reality is that the debt ratio will have gone down the way the transaction went down.

        NAT KELLOG (ph): OK. Good. Thanks very much.

        OPERATOR: Thank you. We do have a follow-up question coming from Rob Crystal (ph) of Brant Point (ph) Capital. Mr. Crystal (ph), your line is live at this time, sir. Our next question is coming from Bob Yeddid (ph) of Principle Capital. Sir, your line is live.

        BOB YEDID: Yes. Can you hear me?

        OPERATOR: Yes, sir.

        BOB YEDID: I wanted to just ask about the size of the professional sales rep—professional sales force, Ron, now that you have Wampole and this new acquisition together, how many total sales reps would you have in the field?

        RON ZWANZIGER: I think roughly speaking we have roughly in the mid-30s.

        BOB YEDID: And how many do you if, you know, just thinking about this prothrombin test, you know, how big do you think that sales force needs to be and which segment of positions are you—do you think you need to market that product to?

        RON ZWANZIGER: Well, I mean, it varies and I think you can sort of direct—you can alter the direction to the sales force from time to time, so I mean—but I do—but I think your observation is right if you're thinking will we have to add people. We will have to add people. We'll have some specialists, but that's all down the road.

        BOB YEDID: And do you have to take that to both cardiologists as well as primary care physicians?

        RON ZWANZIGER: Yes, I think so. There will be a number, without going into details of what we're going to be doing in terms of how we're going to do it, but there is going to be a variety of approaches, not even just using our own selves, but using collateral help from other folks in related—in related areas.

        BOB YEDID: Got it. And then just the last question on this Applied Bio acquisition, the cash portion of it, whether it's 13.4 million at closing or this five million in cash in a one year promissory note.

        RON ZWANZIGER: Yes.

        BOB YEDID: That is still not yet decided?

        RON ZWANZIGER: No, but I should say consistent with, you know, really our past practices. We wouldn't do an acquisition if we didn't already have written offers for financing prior to moving in to the acquisition.

        BOB YEDID: Right. OK. Great. Thanks very much.

        OPERATOR: Thank you. Our next question is coming from Kevin Kutler of the Galleon Group.

        KEVIN KUTLER: Yes, Ron, you just answered it. I was just curious about the financing of this. I know the last transaction at Ostex you had to get the sign off from the banks. I guess that's already put in place.

        RON ZWANZIGER: No, we still need to get sign off from the banks and various other closing conditions. By the same token, we've already had offers from a bank to finance the transaction itself.

        KEVIN KUTLER: Got you.

        RON ZWANZIGER: I mean, we wouldn't have—we wouldn't have gone out on a limb without having some, you know, high degree of certainty that everything was fine.

        KEVIN KUTLER: Right.

        RON ZWANZIGER: OK, operator, is that the lot?

        OPERATOR: We do have one final follow-up question coming from Ron Crystal (ph) of the Brant (ph) Capital.

        RON ZWANZIGER: All right.

        RON CRYSTAL (ph): Sorry about that. I somehow disconnected myself. In terms of the shares you are issuing to Apogent...

        RON ZWANZIGER: Yes.

        RON CRYSTAL (ph): Is there some sort of lock up period for those shares or what?

        RON ZWANZIGER: Do you know I don't really remember. I mean, we have to get them registered. Duane, can you help me out? Do you remember how it works? I think it's relatively straightforward. We have to register within a relatively short time frame.

        RON CRYSTAL (ph): OK. And then I had one last question for Duane. I believe, Duane, in the prepared remarks you mentioned that the gross margin should pick up throughout the remainder of (INAUDIBLE). Should we think about that in increments of like 50 basis points a quarter? Is that reasonable or...

        DUANE JAMES: It will go up by one to two percent.

        RON CRYSTAL (ph): OK. Great. Thank you much.

        OPERATOR: Mr. Zwanziger, there appear to be no further questions at this time. Sir, I'd like to turn the floor back to you and the management for any closing comments.

        RON ZWANZIGER: Well, only as always I'd like to thank you all for your continued support and interest and thank you very much and have a great day. Bye.

        OPERATOR: Ladies and gentlemen, thank you very much for your participation. This does conclude today's Inverness Medical Innovations Conference Call. You may disconnect your lines at this time and have a wonderful day.

        END

QuickLinks

Inverness Medical Innovations Moderator: Doug Guarino July 31, 2003 10:00 a.m. EST